Exhibit 99.1

Eloxx Pharmaceuticals Reports Full Year 2017 Financial and Operating Results and Provides Business Update

Company to host webcast and conference call on Tuesday, March 20, 2018 at 8 am ET Management to discuss recent data and progress on development plans

Waltham, MA. – March 19, 2018 – Eloxx Pharmaceuticals, Inc. (“Eloxx”), (ELOX) a clinical-stage biopharmaceutical company dedicated to the discovery and development of novel therapeutics to treat cystic fibrosis, cystinosis and other diseases caused by nonsense mutations limiting production of functional proteins, today reported its financial results for the twelve months ended December 31, 2017, and provided an update on its clinical development plans.

“Given the clinical accomplishments in 2017 for our lead product candidate, ELX-02, we are poised to seek regulatory clearance to initiate Phase 2 clinical trials in cystic fibrosis and cystinosis this year,” said Robert E. Ward, Chairman and CEO of Eloxx Pharmaceuticals. “Patients with nonsense mutations have a high burden of disease, and have few, if any, treatment options available. In cystic fibrosis, therapies to address the needs of patients with nonsense mutations have the potential to lead to the next breakthrough in treating this disease state. We are committed to bringing forward therapeutic options which have the potential to transform lives.”

ELX-02 in Cystic Fibrosis and Cystinosis

ELX-02 is our lead asset and our current development programs are focused on cystic fibrosis and cystinosis patients with diagnosed nonsense mutations. To advance the program, we have held pre-clinical trial application (CTA) discussions with the Federal Agency for Medicines and Health Products (FAMHP) in Brussels, Belgium and pre-IND discussions with the U.S. Food & Drug Administration (FDA) for cystic fibrosis and cystinosis, respectively.

Currently, the European Medicines Agency (EMA) has designated ELX-02 as an orphan medicine for the treatment of mucopolysaccharidosis type I (MPS I), and the FDA has granted orphan drug designation to ELX-02 for the treatment of MPS I and for the treatment of Rett Syndrome.

•	We are on-track for an expected mid-2018 submission of our CTA in Belgium for cystic fibrosis.

•	We are on track for an expected mid-2018 submission of our IND for cystinosis.

•	We expect to initiate Phase 2 studies in cystic fibrosis and cystinosis, by the end of 2018, subject to regulatory review and clearance of our CTA and IND, respectively.

As part of our clinical program, we have completed a Phase 1 single ascending dose (SAD) study in a total of 60 healthy volunteers at sites in Israel (ClinicalTrials.gov Identifier: NCT02807961) and Belgium (ClinicalTrials.gov Identifier: NCT03292302). Currently ongoing is the Phase 1 multiple ascending dose (MAD) study in 45 healthy volunteers in Belgium (ClinicalTrials.gov Identifier: NCT03309605).

•	We anticipate that the Phase 1 MAD study will be completed in 2018. The results from the completed Phase 1 SAD study will be included in the planned IND and CTA submissions.

Full Year 2017 Financial Results

As of December 31, 2017, we had cash and cash equivalents of $24.0 million, which we expect to fund operations at least through the end of the first quarter of 2019 based on our current operating plans. We received net proceeds of $16.8 million in Q4 2017 related to completing our Series C financing.

We incurred a loss for the year ended December 31, 2017 of $21.2 million. Our research and development expenses were $16.4 million for the year ended December 31, 2017, compared to $9.0 million for the year ended December 31, 2016, an increase of $7.4 million due to a licensing fee and growth in clinical development.

Our general and administrative expenses were approximately $4.0 million for the year ended December 31, 2017 compared to approximately $0.8 million for the year ended December 31, 2016, an increase of approximately $3.2 million. The increase in our general and administrative expenses was primarily related to an increase in our headcount and related salaries, stock-based compensation, other personnel related costs, and costs related to opening our HQ office in Waltham, MA.

Fourth Quarter 2017 Financial Results

As of September 30, 2017, we reported cash of $13.5 million. For the three months ended December 31, 2017, our use of cash in operations was $6.3 million. For the three months ended December 31, 2017, our research and development expense totaled $8.4 million, which included $3.4 million in non-cash expense. For the three months ended December 31, 2017, our general & administrative expense totaled $2.2 million. The Company recorded a net loss of $10.6 million for the three months ended December 31, 2017.

Conference Call Information:

Date: Tuesday, March 20, 2018

Time: 8:00 a.m. ET

Domestic Dial-in Number: (866) 913-8546

International Dial-in Number: (210) 874-7715

Conference ID: 3875349

Live Webcast: accessible from the Company’s website at www.eloxxpharma.com or with this link https://edge.media-server.com/m6/p/w36bkfpa

A replay will be available on the Company’s website approximately two hours after the call.

About Eloxx Pharmaceuticals

Eloxx Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company developing novel RNA-modulating drug candidates that are designed to treat rare and ultra-rare premature stop codon diseases. Premature stop codons are point mutations that disrupt protein synthesis from messenger RNA. As a consequence, patients with premature stop codon diseases have reduced or eliminated protein production from the mutation bearing allele accounting for some of the most severe phenotypes in these genetic diseases. These premature stop codons have been identified in over 1,800 rare and ultra-rare diseases. Read-through therapeutic development is focused on extending mRNA half-life and increasing protein synthesis by enabling the cytoplasmic ribosome to read through premature stop codons to produce full-length proteins. Eloxx’s lead product candidate, ELX-02, is a small molecule drug candidate designed to restore production of full-length functional proteins. ELX-02 is in the early stages of clinical development focusing on cystic fibrosis and cystinosis. ELX-02 is an investigational drug that has not been approved by any global regulatory body. Eloxx is headquartered in Waltham, MA, with R&D operations in Rehovot, Israel.

Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. These include statements of management’s intentions, belief, plans and future expectations and, therefore, you are cautioned not to place undue reliance on them. Such forward-looking statements involve risks and uncertainties and actual results could differ materially from any forward-looking statements expressed or implied herein. The risks and uncertainties that could result in actual results to differ materially from those forward-looking statements express or implied herein include, but are not limited to: the Company’s ability to continue as a going concern; the ability of the Company to consummate additional financings; the development of the Company’s technology; the approval of the Company’s patent applications; the Company’s ability to successfully defend its intellectual property or obtain the necessary licenses at a cost acceptable to the Company, if at all; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company’s license agreements; the acceptance by the market of the Company’s products if approved; the timing and success of the Company’s preliminary studies, preclinical research, clinical trials and related regulatory filings; and the continued quotation of the Company’s common stock on the over-the-counter securities market, as well as other factors expressed from time to time in the Company’s 10-K, 10-Qs and other filings with the U.S. Securities and Exchange Commission (the “SEC”). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update or revise such forward-looking statements to reflect subsequent events or circumstances.

Contact:

Barbara Ryan

203-274-2825

barbarar@eloxxpharma.com

ELOXX PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

Amounts in thousands, except share and per share data

	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$24,049	$2,212
Restricted bank deposit	102	38
Prepaids and other current assets	355	837

Total current assets	24,506	3,087
Property and equipment, net	278	41
Total assets	24,784	3,128

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payables	1,530	1,899
Accrued expenses	1,893	619

Total current liabilities	3,423	2,518

Commitments and contingencies (Note 9)
Stockholders’ equity:
Series A, B-1, B-2 and C Preferred Stock, $0.01 par value 5,000,000 and 19,965,708 shares authorized as of December 31, 2017 and 2016, respectively; 0 and 7,638,263 shares issued and outstanding as of December 31, 2017 and 2016, respectively	—	76
Common stock, $0.01 par value 500,000,000 and 29,948,562 shares authorized as of December 31, 2017 and 2016, respectively; 27,527,738 and 4,205,278 shares issued and outstanding as of December 31, 2017 and 2016, respectively	274	42
Additional paid-in capital	60,047	18,238
Accumulated deficit	(38,960)	(17,746)

Total stockholders’ equity	21,361	610

Total liabilities and stockholders’ equity	$24,784	$3,128

ELOXX PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Amounts in thousands, except per share and per share data

	Year ended December 31,
	2017	2016	2015
Operating expenses:
Research and development, net	$16,398	$8,986	$5,842
General and administrative expenses	3,992	854	442

Total operating expenses	20,390	9,840	6,284

Loss from operations	(20,390)	(9,840)	(6,284)
Financial and other expenses, net	824	7	122

Net loss	$21,214	$9,847	$6,406

Basic and diluted net loss per share	$4.75	$2.60	$1.67

Weighted average number of Common Stock used in computing basic and diluted loss per share	4,976,377	4,205,277	4,148,389